Exhibit 5.1

April 11, 2012

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

Re:         Ocean Rig UDW Inc.

Ladies and Gentlemen:

We have acted as counsel to Ocean Rig UDW Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-180241) (the “Initial Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 9, 2012 and declared effective by the Commission on April 11, 2012, relating to the registration of up to 10,350,000 of our common shares, par value $0.01 per share (the “Common Shares”), including the related preferred stock purchase rights (the “Rights”), all of which are being offered by the selling shareholder (the “Secondary Shares”) set forth in the Registration Statement; and (ii) the preparation of the Company’s registration statement on Form F-1, as filed with the Commission pursuant to Rule 462(b) of the Securities Act on April 11, 2012 (the “Additional Registration Statement”), for the purpose of increasing the number of Secondary Shares registered under the Initial Registration Statement by 1,150,000 Common Shares (the “Additional Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Additional Registration Statement; (ii) the prospectus of the Company included in the Initial Registration Statement (the “Prospectus”); (iii) the Amended and Restated Stockholders Rights Agreement dated June 3, 2011 (the “Amended and Restated Rights Agreement”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Ocean Rig UDW Inc.

April 11, 2012

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Additional Securities have been duly authorized and are validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Additional Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,

/s/    Seward & Kissel LLP